Aradigm Announces Asset Sale of Intraject Needle-Free Technology

Private Company Created to Launch Novel Migraine Treatment

HAYWARD, CA -- 08/28/2006 -- Aradigm Corporation (NASDAQ: ARDM) today announced that, in furtherance of its plan to focus on its core pulmonary delivery expertise, particularly as it applies to the treatment of respiratory diseases, it has sold its Intraject subcutaneous delivery technology and related assets to Zogenix Inc., a newly formed privately-held company. Zogenix plans to complete development and commercialize the Intraject Sumatriptan product for migraine, and may seek to commercialize other products based on the Intraject technology. Under the agreement, Aradigm has received an upfront payment of $4 million, and may receive an additional milestone payment and a royalty on sales of the commercialized migraine product, as well as any future products based on the Intraject technology.

"Strategically, the sale of this asset facilitates the continuous development of the Intraject product and preserves for Aradigm a share in its success, while enabling us to move forward with our plans to focus our resources and efforts on building a portfolio of products for our core pulmonary business," said Igor Gonda, President and Chief Executive Officer of Aradigm. "With a solid manufacturing and supply chain infrastructure for Intraject in place, we expect that Zogenix will be successful with sumatriptan and other Intraject products."

Roger Hawley, CEO of Zogenix, stated: "Aradigm has done an outstanding job of developing Intraject to this point, and we look forward to carrying this effort forward. I am confident Zogenix can successfully take Intraject Sumatriptan into the marketplace as a patient-friendly alternative for those who suffer from debilitating migraines."

Aradigm is developing products using its advanced AERx platform and novel formulations to enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. The company's AERx pulmonary platform is being developed to offer a rapid delivery solution for liquid drug formulations. Current activities include partnered and self-initiated development programs addressing the treatment of asthma, cystic fibrosis, pulmonary hypertension, pulmonary anthrax infections and smoking cessation. In addition, Aradigm's AERx insulin Diabetes Management System (iDMS), which has been licensed to Novo Nordisk for development and commercialization in return for royalties, is in Phase 3 testing for Type 1 and Type 2 diabetes.

Under the agreements with Novo Nordisk, Novo Nordisk is responsible for all further clinical, manufacturing and commercial development, while Aradigm and Novo Nordisk continue to cooperate and share in technology development, as well as intellectual property development and defense. Novo Nordisk also remains a substantial shareholder and investor in Aradigm. Additional information about Aradigm can be found at www.aradigm.com.

Zogenix, Inc. is a privately-held specialty pharmaceutical company focused on the development and sale of CNS and pain therapeutics. Zogenix raised $60 million in a Series A private venture financing co-led by Clarus Ventures and Domain Associates, LLC. Additional investors included BA Venture Partners, Thomas, McNerney & Partners, and Life Science Angels, Inc. Proceeds from the financing will go towards acquiring and commercializing products based on the Intraject technology in the migraine field and other CNS applications and seeking technology license agreements in other therapeutic areas. Zogenix will be responsible for executing the remainder of the product development program and plans to build a sales force and launch Intraject Sumatriptan into the migraine therapy market. Additional information about Zogenix can be found at www.zogenix.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the expected completion of development and commercialization of Intraject, clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm and AERx are registered trademarks of Aradigm Corporation.

Contact:
Christopher Keenan
Aradigm
(510) 265-9370